The Empire District Electric Company Earnings Report and Declaration of Dividends

JOPLIN, MO -- (Marketwire - April 28, 2011) - (NYSE: EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable June 15, 2011, to holders of record as of June 1, 2011.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended March 31, 2011.

Highlights

  The Company reported consolidated earnings for the first quarter of 2011 of $11.9 million, or $0.29 per share, compared with 2010 same quarter earnings of $8.6 million, or $0.22 per share. Earnings for the twelve months ended March 31, 2011 were $50.7 million, or $1.23 per share. This compares to earnings of $39.0 million, or $1.08 per share, for the 2010 twelve month period.
  The Company recently announced that the Arkansas Public Service Commission granted a change in rates for its Arkansas electric customers. The Order granted an annual increase in revenues of approximately $2.1 million, or about 19 percent, which were effective April 12.

                   THE EMPIRE DISTRICT ELECTRIC COMPANY
                       SEGMENT FINANCIAL HIGHLIGHTS
                  (in 000's except per share information,
                certain segment amounts exclude eliminations)

                                       Quarter Ended March 31, 2011
                                 ------------------------------------------
                                 Electric    Gas       Other   Consolidated
                                 --------- --------- --------- ------------
Revenues                         $ 128,360 $  20,989 $   1,527 $    150,728
                                 --------- --------- --------- ------------
Fuel, Purchased Power, and Cost
 of Natural Gas Sold and
 Transported                        54,217    12,040        --       66,257
                                 --------- --------- --------- ------------
Other Operating Expenses            55,867     5,754     1,150       62,623
                                 --------- --------- --------- ------------
Operating Income                    18,276     3,195       377       21,848
                                 --------- --------- --------- ------------
Net Income                       $   9,301 $   2,246 $     375 $     11,922
                                 --------- --------- --------- ------------
Earnings Per Weighted-Average
 Share, Basic and Diluted                                      $       0.29
                                 --------- --------- --------- ------------

                   THE EMPIRE DISTRICT ELECTRIC COMPANY
                       SEGMENT FINANCIAL HIGHLIGHTS
                  (in 000's except per share information,
                certain segment amounts exclude eliminations)

                                       Quarter Ended March 31, 2010
                                 ------------------------------------------
                                 Electric    Gas       Other   Consolidated
                                 --------- --------- --------- ------------
Revenues                         $ 114,033 $  24,560 $   1,449 $    139,893
                                 --------- --------- --------- ------------
Fuel, Purchased Power, and Cost
 of Natural Gas Sold and
 Transported                        50,684    15,109        --       65,793
                                 --------- --------- --------- ------------
Other Operating Expenses            50,864     6,216     1,091       58,022
                                 --------- --------- --------- ------------
Operating Income                    12,485     3,235       358       16,078
                                 --------- --------- --------- ------------
Net Income                       $   5,924 $   2,314 $     348 $      8,586
                                 --------- --------- --------- ------------
Earnings Per Weighted-Average
 Share, Basic and Diluted                                      $       0.22
                                 --------- --------- --------- ------------

First Quarter Electric Results
 Electric segment revenues were higher for the 2011 quarter compared to 2010 by approximately $14.3 million. Rate changes, primarily from Missouri and Kansas customers, increased revenues approximately $15.6 million over the 2010 period. Off-system revenues were higher by $1.7 million as well. Other revenues and customer growth increased revenues by a combined $0.8 million compared to the 2010 first quarter. The estimated impact of weather decreased revenues an estimated $3.8 million.

Total electric fuel and purchased power expenses for the quarter increased by approximately $3.5 million compared to the 2010 quarter. The Company's electric fuel costs were relatively flat compared to the 2010 first quarter. Increased volumes and prices related to coal costs were almost entirely offset by decreases in volume and prices related to natural gas costs. Purchased power costs decreased by approximately $3.4 million compared to the 2010 period which was mostly attributable to lower volumes. Fuel adjustment mechanisms increased fuel expense by approximately $6.8 million compared to the adjustments made in the 2010 first quarter.

Other operating expenses increased in total by approximately $1.4 million during the first quarter of 2011 compared to 2010. Pension expense was higher by $0.6 million, and our Southwest Power Pool transmission expenses and Plum Point delivery charges were also higher by approximately $0.8 million combined. Maintenance expenses increased by approximately $1.4 million when comparing the two periods. The increase was incurred by both production and distribution areas which were each $0.7 million higher. Depreciation and amortization increased approximately $3.7 million in the 2011 quarter compared to 2010. The increase was mostly attributable to higher levels of regulatory amortization prescribed in our Missouri electric rate increase granted last September. Other taxes, such as property, franchise and city taxes, increased $1.0 million over the 2010 period. In summary, the electric segment net income was $9.3 million for the 2011 quarter compared to $5.9 million for 2010.

First Quarter Gas Results
Gas segment revenues for the first quarter of 2011 were lower by $3.6 million compared to 2010. The cost of natural gas sold and transported decreased $3.1 million. The slight decrease in gas segment margin of $0.5 million was mostly attributable to weather. The Company's service territory experienced an extreme cold spell during 2010 and while 2011 was still colder than normal, it did not match the 2010 weather pattern. Gas segment operations expenses were lower by approximately $0.6 million while maintenance expenses were relatively flat when comparing the quarters. Depreciation increased $0.4 million mostly as a result of changed depreciation rates which were effective with April 2010 rates. Net income for the gas segment was $2.2 million for the 2011 quarter compared to $2.3 million for 2010.

First Quarter Consolidated Results
 Total interest expense increased approximately $0.7 million in the 2011 first quarter compared to 2010. Long term debt interest expense decreased by $0.9 million mostly from refinancing $100 million of debt in 2010. Short term debt interest was also lower by approximately $0.2 million, and other interest costs were lower by an estimated $0.6 million which was mostly due to carrying charge deferrals related to the Iatan 2 plant. However, a decrease in the allowance for funds used during construction (AFUDC) income of $2.4 million offset these other interest cost decreases. The Company's other income and deductions lowered earnings compared to the 2010 first quarter as the equity AFUDC decreased approximately $1.7 million. The Company's AFUDC was lower mainly due to the Iatan 2 and Plum Point plants being in service during the 2011 first quarter.

The Company's effective income tax rate decreased sharply during the 2011 first quarter as 2010 included a $2.1 million one-time non-cash charge incurred when the Patient Protection and Affordable Care Act (H.R. 3590) became law. The 2010 first quarter also included a $1.2 million non-cash charge related to deferred taxes which are no longer expected to be recoverable from Missouri customers. As a result, the Company's effective income tax rate for the 2011 first quarter was approximately 38% compared to 54% in the 2010 period.

                   THE EMPIRE DISTRICT ELECTRIC COMPANY
                       SEGMENT FINANCIAL HIGHLIGHTS
                  (in 000's except per share information,
                certain segment amounts exclude eliminations)

                                     Twelve Months Ended March 31, 2011
                                 ------------------------------------------
                                 Electric    Gas       Other   Consolidated
                                 --------- --------- --------- ------------
Revenues                         $ 499,042 $  47,314 $   6,346 $    552,110
                                 --------- --------- --------- ------------
Fuel, Purchased Power, and Cost
 of Natural Gas Sold and
 Transported                       202,831    23,545        --      226,376
                                 --------- --------- --------- ------------
Other Operating Expenses           217,892    17,482     4,687      239,469
                                 --------- --------- --------- ------------
Operating Income                    78,319     6,287     1,659       86,265
                                 --------- --------- --------- ------------
Net Income                       $  46,564 $   2,534 $   1,634 $     50,732
                                 --------- --------- --------- ------------
Earnings Per Weighted-Average
 Share, Basic and Diluted
                                                               $       1.23
                                 --------- --------- --------- ------------

                                     Twelve Months Ended March 31, 2010
                                 ------------------------------------------
                                 Electric    Gas       Other   Consolidated
                                 --------- --------- --------- ------------
Revenues                         $ 442,142 $  53,787 $   5,709 $    501,046
                                 --------- --------- --------- ------------
Fuel, Purchased Power, and Cost
 of Natural Gas Sold and
 Transported                       185,922    31,402        --      217,324
                                 --------- --------- --------- ------------
Other Operating Expenses           191,018    17,131     4,247      211,804
                                 --------- --------- --------- ------------
Operating Income                    65,202     5,254     1,462       71,918
                                 --------- --------- --------- ------------
Net Income                       $  36,158 $   1,436 $   1,374 $     38,968
                                 --------- --------- --------- ------------
Earnings Per Weighted-Average
 Share, Basic and Diluted
                                                               $       1.08
                                 --------- --------- --------- ------------

Twelve Months Ended Electric Results
 Electric segment revenues for the twelve months ended March 31, 2011 increased $56.9 million over the same 2010 period. Rate increases added approximately $32.9 million to the 2011 period compared to the 2010 period, primarily from the Company's Missouri jurisdiction. The estimated weather impact added approximately $13.8 million, while customer growth contributed an additional $1.0 million over the 2010 period. Off-system revenues increased $8.0 million over the 2010 period and other electric revenues increased $1.1 million on a comparative basis. Total electric fuel and purchased power expenses for the 2011 twelve month period increased by approximately $16.9 million over the 2010 period. Increased overall volumes, in large part due to warmer summer temperatures in the 2011 twelve month period, resulted in increased electric fuel and purchased power expense. Other operating expenses increased about $6.8 million, and maintenance expenses increased approximately $5.2 million. Depreciation increased $9.2 million, which was primarily driven by increased Missouri regulatory amortization and depreciation of plants put in service in 2010 not eligible for regulatory deferrals. Other taxes were higher by $2.6 million in the 2011 period compared to 2010. Overall, the electric segment 2011 twelve month period resulted in net income of $46.6 million compared to $36.2 million for the same 2010 period.

Twelve Months Ended Gas Results
 Revenues from gas operations during the 2011 twelve month period ended March 31 decreased $6.5 million compared to the same 2010 period. The cost of natural gas sold and transported decreased $7.9 million during 2011, resulting in an overall increase in gas segment margin of $1.4 million. The increased margin was primarily the result of the gas rate case which was effective April 1, 2010. Other operating expenses decreased by $1.3 million, while maintenance expenses were slightly lower by $0.1 million. Depreciation was higher by $1.4 million compared to the 2010 period, but other taxes were lower by approximately $0.3 million. The gas segment net income for the twelve month 2011 period was $2.5 million compared to $1.4 million for 2010.

Twelve Months Ended Consolidated Results
 Total interest charges decreased approximately $1.2 million in the 2011 twelve month period compared to 2010. Interest expense related to long term debt decreased $4.1 million, and short term debt interest was lower by $0.4 million. Other interest costs were lower by $1.7 million which was largely due to carrying charge deferrals. Lower debt related costs were partially offset by a decrease in income related to debt AFUDC of $4.9 million. The other income and expense category lowered earnings by $3.8 million when comparing the twelve month periods and was primarily driven by a decrease in equity AFUDC.

Reconciliation of Earnings Per Share
 The following reconciliation of basic earnings per share compares the quarter and twelve months ended March 31, 2011 versus March 31, 2010 and is a non-GAAP presentation. The economic substance behind our non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers' understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

                                                  Quarter        Twelve
                                                   Ended      Months Ended
                                                ------------  ------------
Earnings Per Share - March 31, 2010             $       0.22  $       1.08
Revenues
  Electric segment                                      0.24          1.06
  Gas segment                                          (0.06)        (0.12)
  Other segment                                         0.00          0.01
Expenses
  Electric fuel and purchased power                    (0.06)        (0.31)
  Cost of natural gas sold and transported              0.05          0.15
  Operating - electric segment                         (0.02)        (0.12)
  Operating - gas segment                               0.01          0.02
  Maintenance and repairs                              (0.02)        (0.10)
  Depreciation and amortization                        (0.07)        (0.20)
  Change in effective income tax rates                  0.07          0.04
  Other taxes                                          (0.01)        (0.04)
  Interest charges                                      0.03          0.11
  AFUDC                                                (0.07)        (0.16)
  Other income and deductions                           0.00         (0.01)
  Dilutive effect of additional shares                 (0.02)        (0.18)
                                                ------------  ------------

Earnings Per Share - March 31, 2011             $       0.29  $       1.23
                                                ============  ============

Earnings Conference Call
 Bill Gipson, President and CEO, and Brad Beecher, Executive Vice President, will host a conference call Friday, April 29, 2011, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended March 31, 2011. To phone in to the conference call, parties in the United States should dial 1-877-941-0844, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire's website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4436254#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

Contact:
MEDIA COMMUNICATIONS
Amy Bass
Director of Corporate Communications
417-625-5114
abass@empiredistrict.com

INVESTOR RELATIONS
Jan Watson
Secretary - Treasurer
417-625-5108
jwatson@empiredistrict.com